Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the use of our report dated March 17, 2005, with respect to the consolidated balance sheets of Horizon PCS, Inc. and subsidiaries as of December 31, 2004 (Successor Company) and 2003 (Predecessor Company), and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the period from October 1, 2004 through December 31, 2004 (Successor Company), the period from January 1, 2004 through September 30, 2004 (Predecessor Company), and the years ended December 31, 2003 and 2002 (Predecessor Company), incorporated herein by reference and to the reference to our firm under the heading 'Experts' in the prospectus as it relates to Horizon PCS, Inc. and subsidiaries.

        Our report contains an explanatory paragraph that states on September 21, 2004, the Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on October 1, 2004. Accordingly, the financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods.

/s/ KPMG LLP

Columbus, Ohio
August 21, 2007